Exhibit 10.15

Business Cooperation Agreement

is entered into by

Shenzhen Tencent Computer Systems Company Ltd.

and

Guangzhou Huya Information Technology Co., Ltd.

on February 5th, 2018

Business Cooperation Agreement

The Business Cooperation Agreement (this “Agreement”) is entered into by the following parties in Nanshan district, Shenzhen city, the People’s Republic of China (the “PRC”) on February 5, 2018 :

(1) Shenzhen Tencent Computer Systems Company Ltd., is a limited liability company legally established and existing under the laws of PRC, with its address in Floors 5-10, Fiyta Building, Gao Xin Nan Yi Street, High-tech Park, Nanshan District, Shenzhen (hereinafter referred to as “Party A”);

(2) Guangzhou Huya Information Technology Co., Ltd., is a limited liability company legally established and existing under the laws of PRC, with its address in Unit 10, Floor 28, Block B-1,Wanda Plaza North Zone, No.79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou (hereinafter referred to as “Party B”);

In this Agreement, Party A and Party B are referred to as the “Parties” collectively or “a Party” individually.

WHEREAS:

The Parties have carried out long-term cooperation in areas including game promotion and game copyright authorization. The Parties are now negotiating strategic cooperation on resource cooperation, content cooperation, information synchronization and industry norms, and reaching an agreement on the establishment of a strategic cooperative relationship. On the date of signing this Agreement, Party A’s overseas affiliate (hereinafter referred to as “Tencent Investment Subject” or “Tencent”) is negotiating with Party B’s overseas affiliate (i.e. Huya Inc., hereinafter referred to as “Overseas Shareholding Entity”) and other interested parties on certain Investment Agreements (see definition below), and it is intended that the signing of this Agreement is one of the conditions precedent to the transaction under the Investment Agreements .

The Parties reach and agree to the following after friendly negotiation in accordance with the principle of equality and mutual benefit, honesty and mutual trust, and complementary advantages :

Article 1 Definitions and Interpretation

1.1 Definitions

For the purposes of this Agreement, unless otherwise specified in the articles of this Agreement, the following words and phrases used in this Agreement shall have the following defined meanings (unless the subject or context otherwise requires).

Affiliates	refer to any person who directly or indirectly (through one or more intermediaries) controls or is controlled by a Party, or who is directly or indirectly jointly controlled by other subjects. The term “control” refers to a Party (i) directly or indirectly, through shares with voting rights, contracts or other means, holds over fifty percent (50%) shares with voting rights, registered capital or other equity interests, or (ii) has the power to appoint or nominate a general manager, legal representative or a majority of members of management committee, the board or other equivalent decision-making bodies, or any other form of substantive control, including but not limited to management of finance, personnel and operations. For avoidance of doubt, Party A’s Affiliates in Article 2.3.3 hereof refer in particular to Tencent Technology (Shenzhen) Co., Ltd., Tencent Technology (Shanghai) Co., Ltd., Tencent Technology (Chengdu) Co., Ltd., Tencent Technology (Beijing) Co., Ltd., and Tencent Technology (Wuhan) Co., Ltd.

Online Games	refer to game products and services composed by software programs and information data, provided through information networks including the internet and mobile communication network, mainly including online games run in the form of clients, web browsers and other terminals, and stand-alone games made available to the public through information network. Other terminals refer to mobile phones, personal digital processors, connected game machines and all kinds of information devices connecting to the information network.

Online Game Distribution	refer to download or linking services that are provided to the public through its own or controlled platforms (including but not limited to browsers, webpages, Apps, etc.). For avoidance of doubt, the “Online Game Distribution” mentioned in this Agreement only refers to the online game center of Party B’s platforms (i.e. “Huya Live App-discovery-play game”, the change of the game center name or entry location does not affect the effectiveness of this Agreement)

Party B’s Platforms	collectively refer to all platform websites and platform software that Party B or the Affiliates controlled by Party B own, control, and operate to provide application software (including game software) connection service to itself and third parties, currently including but not limited to Party B or the Affiliates controlled by Party B’s existing live platforms (huya.com and Huya Live App).

Third Party	refer to any subject that is not one of the Parties hereto and has no affiliated relationship with the Parties or their respective Affiliates.

Investment Agreements	refer to a series of documents in relation to the investment in overseas investment entities by Tencent Investment Subject signed after the date of signing this Agreement by Overseas Shareholding Entity, Tencent Investment Subject and other interested parties, on the basis of reaching an agreement through negotiation, including but not limited to share subscription agreement and shareholders agreement.

1.2 Interpretation

(1)	The titles of the articles are for convenience of reference only and is not the definition, limitation, interpretation or description of the article to which the title belongs and does not affect the meaning of the article to which the title belongs;

(2)	Any reference to “articles” or “annexes” refer to specific articles or annexes in this Agreement;

(3)	The term “a Party” shall be deemed to include its respective successors, heirs or assignees;

(4)	Any laws, regulations, regulations, notices or statutory provisions referred to in this Agreement shall include any supplement, amendment or reenactment by the legislature.

Article 2 Cooperation Arrangement

2.1 Online Game Distribution

2.1.1 Exclusive Operation Right

Party B agrees to cooperate with Party A on the Online Game Distribution business of Party B’s game center. During the term of cooperation agreed in this Agreement, Party A shall obtain the exclusive operation right of the Online Game Distribution business of Party B’s game center. The Parties will make further negotiation on the game distribution business outside Party B’s game center.

2.1.2 Exercise of Right

Party B provides written lists of promotion resources (the display carriers of such promotion resources include but are not limited to websites, APPs, bumper advertisements and content placement) that can be used for distribution of Online Games. Party A has the right to decide whether or not to introduce a certain online game, and has the right to request Party A’s online game products that are distributed through Party B’s game center, to use SDK provided by Party A. The Parties will further negotiate profit sharing proportion according to the size/amount of Online Games and distribution and promotion resources and sign a separate memorandum of cooperation. In addition, the Parties further agreed that the assessment objectives of Online Game Distribution business of Party B’s game center shall be confirmed by both Parties.

2.1.3 Game Distribution Area

In order to improve the distribution results of Party A’s Online Games, Party B undertakes that it will set up a distribution area (see definition 2.2.1 below) for Party A’s Online Games on its platform. The specific location of the game area shall be decided by the Parties’ business teams based on the market-oriented principle and a seperate cooperation memorandum will be entered into.

2.1.4 Limitation and Reservation of Right

Notwithstanding the foregoing, the relevant games as otherwise agreed by the Parties (“Excluded Games”) shall not be affected. Party B undertakes and guarantees:

(1) After expiration of the term of the cooperation on the Excluded Games, during the term of cooperation agreed in this Agreement, Party B shall not carry out any cooperation on Excluded Games that will conflict with Party A’s rights under articles 2.1.1 and 2.1.2 hereof;

(2) For distribution of and cooperation on Online Games other than the Excluded Games, Party A shall exercise the exclusive operation right of Online Game Distribution business in accordance with articles 2.1.1 and 2.1.2 hereof.

2.2 Party A’s Online Game Specific Area

2.2.1 Set Up of Specific Area

Under the principle of article 2.1.3, Party B undertakes that it will set up a specific game area for Party A’s Online Games (hereinafter referred to as “Party A’s Game Area”), at notable positions on Party B’s Platforms including but not limited to the primary interface of Party B’s APP, first screen of Party B’s Web/PC client or other notable positions, for publicity and promotion of Party A’s Online Games live streaming, game competition and other game derivative contents, etc.

2.2.2 Content And Operation of Specific Area

In addition to the regular live streaming content, Party A’s Game Area is responsible for the functions including the game user community sediment and related official promotion and official information release, and shall prepare corresponding programs or live streaming contents to fit material time points and events of Party A’s game operation. The specific contents and operations of Party A’s Game Area will be further determined by both Parties’ business teams after negotiation in accordance with the market-oriented principle. Party A agrees to equip a full-time team for Party A’s Game Area .

2.3 Broadcaster Resource Cooperation

2.3.1 Broadcaster Cooperation

The Parties hereto will provide high-quality broadcaster resource support to Party A under the cooperative framework hereof, including but not limited to cultivation and promotion of Party A’s certified broadcasters, safeguarding the broadcasters’ interests. The Parties will further determine the specific contents of the cooperation.

2.3.2 Content Authorization

In order to promote Party A’s Online Games and increase the exposure of quality content on the Party B’s Platforms, Party A has the right to use the contents (including but not limited to video, audio, pictures), relevant to Party A’s Online Games, which have been published on Party B’s Platforms, on the platforms (including but not limited to Party A’s Online Games, game official Weibo account, game official WeChat account, Tencent video, etc.) operated by Party A or its Affiliates, provided that Party A has the full intellectual property rights or has been legally authorized to license third parties to use the above-mentioned contents. When using the above-mentioned contents, Party A shall specify that the contents come from Party B’s Platforms and broadcasters and specify the broadcaster and author information, and shall not defame or banter Party B, Party B’s Platforms and the broadcasters.

2.3.3 Live Streaming Authorization

Within twelve (12) months from the date of this Agreement comes into effect (“Live Streaming Authorization Term”), Party A authorizes Party B to use live streaming and video contents relevant to Party A’s Online Games (in particular online game products of Party A and its Affiliates as copyright owners and online game products which Party A operate as agent and has the right to sub-authorize Party B to use), including provision of network services to users on the Party B’s Platforms for playing Party A’s games and relevant contents. For avoidance of doubt, the Parties further specify that (i) for the online game products Party A operate as agent, Party A shall sub-authorize Party B to live stream, except those for which Party A fails to obtain authorization or agreed otherwise with the original copyright owner, and for such products Party A shall otherwise negotiate with Party B on sub-authorization matters; (ii) the aforementioned authorized contents do not include e-sports competition organized by Party A or its Affiliates in relation to Party A’s Online Games and their derivative programs, as well as other variety shows, movie and television works or other video contents (“Excluded Contents”) created and recomposed based on Party A’s Online Games. If Party B intends to obtain authorization for the Excluded Contents, it shall separately sign an authorization agreement with Party A or its Affiliates and pay the authorization fee. Within thirty (30) calendar days before the expiration of the aforementioned Live Streaming Authorization Term, Party B shall submit an execution report (hereinafter referred to as “Execution Report”, the details of which will be agreed separately by the Parties) of this Agreement within the authorization term to Party A. If Party A fails to explicitly notify Party B in writing not to extend the authorization within ten (10) calendar days after receipt of the Execution Report, the Live Streaming Authorization Term shall be automatically extended for twelve (12) months after the expiration of the term. By that analogy, Live Streaming Authorization Term shall count twelve (12) months as a period, and Party B shall submit an Execution Report to Party A for evaluation within thirty (30) calendar days before the expiration of every Live Streaming Authorization Term, until the expiration of the term hereof or termination according to article 5.1 herein.

The Parties further make clear that the content and scope of the authorization obtained by Party B under this article 2.3.3 shall not be less or smaller than the rights given by Party A to the relevant live streaming platforms separately agreed upon by the Parties under equivalent conditions.

2.4 Restrictive Covenants

Based on the cooperation contents agreed in this Agreement, Party B agrees to undertake the following restrictive obligations:

2.4.1 Area Restriction

During the term of cooperation, in order to protect the legitimate interests of Party A’s resource investment, Party B shall not set up specific areas for any of Party A’s core competitive games (hereinafter referred to as “Party A’s Core Competitive Games” or “Core Competitive Games”) in relation to promoting Core Competitive Games, the corresponding competition events and other derivative game contents at any notable position of Party B’s Platforms including but not limited to primary interfaces of Party B’s App, homepage of Party B’s Web/PC client or other notable positions.

2.4.2 Resources Promotion Restriction

During the term of cooperation, in order to protect the legitimate interests of Party A’s resource investment, Party B shall not directly or indirectly promote any Core Competitive Games and competition events of Party A, and shall not directly or indirectly conduct publicity and promotion for Party A’s Core Competitive Games and the corresponding competition events. The restriction includes but is not limited to prohibition of provision to users of Party B’s Platforms of living streaming services or services of other contents for watching the aforementioned games, prohibition of display at recommended or advertisement areas on Party B’s Platforms and prohibition of recommendation through Party B’s Weibo and Wechat public accounts.

2.4.3 Manage conduct of broadcasters

During the term of cooperation, in order to protect the legitimate interests of Party A’s resource investment, Party B shall have the obligation to manage broadcaster conducts in the Party A’s Game Area, to ensure the above broadcasters not to live stream or promote Party A’s Core Competitive Games and the corresponding competition events in Party A’s Game Area, and shall not directly or indirectly induce the fans to transfer to other live streaming platforms (other than the active transfer by the fans) or invite the fans to watch their live streaming of Party A’s Core Competitive Games. If any such above situation occurs, Party B shall immediately cause it to stop and actively take remedial measures. Once Party A discovers the situation, Party B shall delete or block the users from the contents that live streaming or promote Party A’s Core Competitive Games, within 24 hours upon receipt, verification and confirmation of Party A’s notice (including Email, telephone call, text message, WeChat and other means of communication). However, the Parties further clarify that Party A shall not interfere with the non-commercial personal conducts of broadcasters on Party B’s Platforms live streaming Party A’s Core Competitive Games on their own, provided that Party B shall comply with the non-promotion requirement in article 2.4.2, Specific communication mechanism shall be determined through further negotiation between the Parties.

2.5 Information Synchronization

2.5.1 Information Synchronization Scope

Party B shall synchronize relevant information to Party A under the framework of this Agreement , and details shall be agreed separately by the Parties.

2.5.2 Information Synchronization Method

The Parties agree, within five (5) working days after this Agreement becomes effective, to communicate in respect of synchronizing the information stipulated in article 2.5.1 in the manner of system docking (including but not limited to providing Party A with the authority to search for information on Party B’s Platforms, and transmitting information to the port designated by Party A in accordance with fixed terms), and complete system docking before June 1, 2018. Subject to mutual agreement, the above term for completion may be reasonably extended.

2.6 Code of Live Streaming Conduct

2.6.1 Ensure Code Compliance

Party B shall regulate the conducts of broadcasters on Party B’s Platforms when live streaming Party A’s Online Games, and ensure that broadcasters of Party B’s Platforms comply with the Live Streaming Convention issued by Party A from time to time, and shall prohibit the occurrence of conducts including but not limited to:

(1) Any conduct that violates laws, regulations and ethical norms, such as physical violence, verbal assault or abuse;

(2) Any conduct that violates the rules of the games or the spirit of competition, such as negative competition, malicious hanging up;

(3) Any conduct that endangers the physical and mental health of game users, such as smoking, alcoholism or over-revealing clothes;

(4) Any conduct that harms the fairness of game competitiveness, such as issuing game leveling, plugging advertisement, spreading game loopholes;

(5) Any conduct that adversely affects games user experience and the brands of Party A’s games.

2.6.2 Cooperate to Take Measures

If the broadcasters of Party B’s Platforms fail to comply with the code of conduct stipulated in article 2.6.1, Party A has the right to require Party B to restrict the above mentioned broadcasters to continue to live stream Party A’s Online Games, and to take measures including but not limited to temporarily or permanently closing or suspending the broadcasters’ live streaming accounts on Party B’s Platforms, and deletion or blocking of links to the live streams content, etc., and Party B shall cooperate.

Article 3 Confidentiality

3.1 Confidentiality

The Parties agree to keep strictly confidential the cooperation relations reached between the Parties based on this Agreement, the existence of this Agreement and terms herein, as well as the process and details of negotiation and communication relating to the execution of this Agreement, if any Party intends to publish any of the contents mentioned above which should be kept in confidential, such Party shall obtain the prior written consent of the other Party, unless it is required to make disclosure in accordance with the rules of the relevant stock exchanges, applicable laws, or make disclosure by reason of any judicial or regulatory proceedings, or make disclosure by any judicial proceeding arising out of, or relating to, any lawsuit or case or proceeding, but such Party shall give prior notice to other Party and shall comply with any practical confidentiality arrangement. The confidentiality duties and obligations hereunder shall remain valid and be legally binding after termination of this Agreement.

3.2 Non-disclosure

Each Party shall keep confidential the commercial information disclosed by the other Party or accessed for reason of work or acquired through other channels (i.e, all technological, financial, commercial or other confidential information not known to the public owned by the other Party and / or its Affiliates, and information or data that can bring economic benefits to such other Party and / or its Affiliates and for which such other Party and / or its Affiliates take confidentiality measures). Without prior written consent by such other Party, a Party shall not provide, disclose or transfer the other Party’s trade secrets to any third party, with or without consideration. Each Party shall use the other Party’s trade secrets acquired or known by such Party solely for the purpose of this Agreement.

Article 4 Term of Cooperation

4.1 Term of Cooperation

The agreed term of this Agreement shall be 3 years, this Agreement shall be entered into on the date the Parties affix seal or special seal for contractual uses (in case that the two Parties’ sealing dates differ, whichever is later), and shall become effective on the date the Investment Agreements come into force. Within thirty (30) days before the expiry of the agreed term, the Parties may renegotiate whether to renew this Agreement. If neither Party has given any written notice to the other Party within the foregoing period, provided that the number of shares of Overseas Shareholding Entity held by Tencent at that time is no less than 50% of those actually held by Tencent on the date of completion of the transaction under the Investment Agreements, then this Agreement shall be automatically renewed for 3 years upon expiration.

Article 5 Miscellaneous

5.1 Default

Non-performance of this Agreement or non-compliance of the performance with the provisions hereof by either Party shall be deemed as a default. The defaulting Party shall compensate the non-defaulting Party for any and all losses resulting therefrom, and the non-defaulting Party shall require the defaulting Party to bear other default liabilities according to the provisions of the applicable law.

5.2 Governing law

The execution, effectiveness, performance of and the settlement of disputes over this Agreement shall be governed by PRC laws.

5.3 Notices and service

All notices sent by one Party to the other Party shall be made in Chinese in writing, and shall be delivered in person (including express mail service) or by registered mail, unless the Parties agree to deliver by email. Emails or written notices under the agreement shall be deemed as being served upon sending them to the following addresses and e-mails:

Send to Shenzhen Tencent Computer Systems Company Ltd.

Contact 1: Yang Shen

Address: ******

Tel: ******

Email: ******

Contact2: Chan Zhao

Address: ******

Tel: ******

Email: ******

Send to Guangzhou Huya Information Technology Co., Ltd.

Contact: Dachuan Sha

Address: ******

Tel: ******

Email: ******

5.4 Settlement of disputes

When any dispute occurs due to or in connection with this Agreement ( the “dispute” ), the Parties shall settle the dispute through friendly negotiation. The Party who proposes to settle the dispute shall immediately inform the other Party of the occurrence and nature of the dispute by a written notice containing date. Where the Parties fail to settle the dispute within sixty (60) days from the date contained in such written notice through negotiation, either Party may submit the dispute to the People’s Court with jurisdiction in Nanshan District, Shenzhen for determination.

5.5 Counterpart

This Agreement is executed in two counterparts, of which each Party respectively holds one and all enjoy equal legal effectiveness.

(the remainder of the page is intentionally left blank)

(Signature Page)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives and delivered as of the day and year first above written.

Shenzhen Tencent Computer Systems Company Ltd.

/seal/ Shenzhen Tencent Computer Systems Co., Ltd.

Guangzhou Huya Information Technology Co., Ltd.

/s/ Rongjie Dong

/seal/ Guangzhou Huya Information Technology Co., Ltd.